Exhibit 10.38

                               Amendment No. 2 to
             Amended and Restated Distribution and License Agreement



         This Amendment No. 2, dated December 3, 2004, to the Amended and Restated Distribution and License Agreement, dated as of November 16, 2001 (the "Supply Agreement"), by and between Pharmion GmbH, a Swiss limited liability company ("Pharmion"), and Celgene UK Manufacturing II Limited (formerly, Penn T Limited), a corporation organized under the laws of England and Wales ("CUK"), as amended by Amendment No. 1 to the Amended and Restated Distribution and License Agreement, dated March 4, 2003, by and between Pharmion and CUK ("Amendment No. 1"), and as supplemented by the Supplementary Agreement to the Amended and Restated Distribution and License Agreement, dated June 18, 2003, by and between Pharmion and CUK (the "Supplementary Agreement").

         WHEREAS, Pharmion desires to reduce its future cost of purchasing Products under the Supply Agreement and is willing to make a one-time payment to CUK in consideration of such reduction: and

         WHEREAS, in connection with such reduction in cost and one-time payment, Pharmion and CUK desire to effect certain other changes in their relationship and, accordingly, Pharmion and CUK wish to amend the Supply Agreement as provided below.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, CUK and Pharmion hereby agree as follows:

         1. DEFINITIONS. All capitalized terms not otherwise expressly defined in this Amendment shall have the meanings ascribed to such terms in the Agreement.

         2. EFFECTIVENESS. This Amendment shall become effective on the date hereof.

         3. PAYMENT. Concurrently with the execution and delivery of this Amendment, and in consideration therefore, Pharmion shall pay Seventy Seven Million U.S. Dollars ($77,000,000) to CUK by wire transfer in immediately available funds (in accordance with written instructions heretofore provided by CUK).

         4. TERMINATION OF AMENDMENT NO. 1 AND SUPPLEMENTARY AGREEMENT. Amendment No. 1 and the Supplementary Agreement are hereby terminated and, except for amounts due and owing thereunder for periods prior to the effective date of this Amendment, shall be of no further force or effect.

         5. AMENDMENTS TO THE SUPPLY AGREEMENT. The Supply Agreement is hereby amended as follows:

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(a)      The heading is amended and restated in its entirety to read as follows:
         "Product Supply Agreement".

(b)      All references to "Penn" are deleted and replaced by "CUK".

(c) The seventh recital paragraph is hereby amended and restated in its entirety to read as follows:

                          "WHEREAS, Pharmion and Celgene Corporation ("Celgene")
                  have entered into a License Agreement dated March 7, 2001, pursuant to which Pharmion has acquired a license to register, distribute, market, use and sell Celgene's formulation of Thalidomide in a territory including all countries in the world except the United States, Canada, Mexico, Japan, and all provinces of China, other than Hong Kong."

(d)      Article I is hereby amended as follows:

                  (i) The definition of "Celgene Territory" is hereby amended to provide for the addition of Korea, Taiwan and Hong Kong and restated in its entirety to read as follows:

                           " 'CELGENE TERRITORY' shall mean all the countries of
                  the world except the United States, Canada, Mexico, Japan, and all the provinces of China other than Hong Kong."

                  (ii) A definition for "Contract Purchase Price" reading as follows is hereby added to Article I:

                          " 'CONTRACT PURCHASE PRICE' shall, as to each calendar
                  quarter (or period of less than a quarter either at inception or termination), be equal to (a) fifteen and one half percent (15.5%) of Net Sales of Products in the Territory during such period, less (b) the Initial Invoice Price paid by Pharmion for units of Products sold during such period (as charged to Pharmion by CUK in accordance with Section 6.1(a) based upon a "first-in/first-out" accounting of Pharmion's Products inventory)."

                  (iii) A definition for "Initial Invoice Price" reading as follows is hereby added to Article I:

                          " 'INITIAL INVOICE PRICE' shall have the meaning set
                  forth in Section 6.1(a)."

                  (iv) The definition of "Minimum Royalty" is hereby deleted in its entirety.

                  (v) The definition of "Penn Territory" is hereby amended and restated in its entirety to read as follows:

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                           " 'CUK TERRITORY' shall mean all countries throughout
                  the world, with the exception of the United States and Canada."

                  (vi) A definition for "Special Authorizations" reading as follows is hereby added to Article I:

                          " 'SPECIAL AUTHORIZATIONS' shall have the meaning set
                  forth in Section 7.3."

(e) The last sentence of Section 2.1 is hereby amended and restated in its entirety to read as follows:

                          "Without limiting the foregoing, during the term of
                  this Agreement, CUK will not manufacture (or cause to be manufactured) any formulation of Thalidomide for distribution or sale by any Person other than Pharmion within the CUK Territory, provided that, CUK may manufacture formulations of Thalidomide using the Celgene Technology for distribution or sale by Celgene (or a distributor or licensee of Celgene) within Mexico, Japan and all provinces of China other than Hong Kong."

(f)      Section 2.4 is hereby deleted in its entirety.

(g) The last sentence of Section 3.6 is hereby amended and restated in its entirety to read as follows:

                          "Correspondingly, CUK shall not actively export any
                  Products into the Territory except (a) to Pharmion and (b) to Celgene (or one of its subdistributors or licensees) as provided in Section 2.1 with respect to Mexico, Japan and all provinces of China other than Hong Kong."

(h) Sections 11.3, 12.1 and 13.3 are amended to replace, unless the context otherwise requires, each reference therein to "Pharmion" with "Pharmion and its Affiliates".

(i) Article VI is hereby amended and restated in its entirety to read as follows:

                                   "Article VI"

                            PRODUCT PRICING; PAYMENT

         Section 6.1 PURCHASE PRICE. Pharmion shall pay for the purchase of Products from CUK in the manner described below:

         (a) INITIAL INVOICE PRICE. For each shipment of Products, CUK shall invoice Pharmion and Pharmion shall pay to CUK the then applicable Minimum Price times the number of units of Product included in such shipment (the "Initial Invoice Price"). Pharmion shall pay for each shipment of Products at the Initial Invoice Price within thirty (30) days from the date of invoice for each shipment, which shall not be earlier than the date of shipment.

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                  Such invoicing shall be subject to annual audit by Pharmion, and adjustment, if appropriate, as provided in Section 15.3.

         (b) QUARTERLY PAYMENTS. Pharmion shall pay the Contract Purchase Price for Products sold by CUK to Pharmion (except as specifically provided in Section 7.4(b)), based upon Pharmion's Net Sales of Products, as follows:

                  (i) QUARTERLY PAYMENTS. Payments in respect of the Contract Purchase Price shall be calculated and paid to CUK quarterly, and shall be due as to Net Sales within any of the United Kingdom, Germany or Australia forty-five (45) days following the end of each calendar quarter and as to Net Sales elsewhere within ninety (90) days following the end of each calendar quarter.

                  (ii) NET SALES REPORTS. Pharmion shall submit quarterly Net
                       Sales reports to CUK within forty-five (45) days following the end of each calendar quarter. Such reports shall include, but not be limited to:

                           (1) An accounting of Net Sales within the Territory during such quarter on a country by country basis;

                           (2) An accounting of the purchase price of the units of Products sold during such quarter; and

                           (3)  An accounting of Net Sales set out in clauses
                                (1) and (2) above (in U.K. Pounds Sterling) and the calculation of the Contract Purchase Price owing to CUK pursuant to this Section 6.1 (in U.K. Pounds Sterling), including, if applicable, the exchange rates used in determining the amount of U.K. Pounds Sterling.

         (c) INVOICES FOR CONTRACT PURCHASE PRICE. If required by Pharmion, CUK shall submit a written invoice addressed to Pharmion for the quarterly Contract Purchase Price to be paid by Pharmion under this Agreement. CUK shall submit these written invoices to Pharmion within a reasonable period following the request from Pharmion and based upon the last quarterly Net Sales report from Pharmion provided to CUK in accordance with
                  Section 6.1(b)(ii).

         (d) UNIT PRICE REPORTS. Pharmion shall provide Celgene on a quarterly basis with a report showing the average price at which it sold Products on a per unit, country by country basis within forty-five (45) days following the end of each calendar quarter.

         (e) WITHHOLDING TAX. Any tax that Pharmion is required to pay or withhold from payments in respect of the Contract Purchase Price to be paid to CUK under this Agreement shall be deducted from the amount otherwise due, provided that, in regard to any such deduction, Pharmion shall give

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                  CUK such assistance as may be reasonably necessary to enable or assist CUK to claim exemption therefrom or a reduction thereof and shall provide CUK with an official tax certificate as soon as possible.

         (f) CURRENCY. All prices for Products shall be quoted by CUK to Pharmion, and payments by Pharmion to CUK under this Agreement shall be made, in U.K. Pounds Sterling."

         (g) PRICING. CUK has expressed a concern that as a result of macroeconomic conditions it could, at some point, potentially be at risk of experiencing increases in its costs that were beyond its control, thereby causing its fully allocated cost of manufacture of the Product to exceed 3% of Net Sales (a "Macroeconomic Cost Increase"), and correspondingly reducing CUK's net margin on the Contract Purchase Price below 12.5% of Net Sales. Pharmion hereby acknowledges that it would take such Macroeconomic Cost Increases into account and would make a reasonable effort to increase its pricing of the Products to compensate CUK for any such cost increases, to the extent feasible and after taking into consideration relevant pricing factors which include, but are not limited to, customer demand, competition, regulatory requirements and third-party reimbursement. Notwithstanding the foregoing, CUK acknowledges that Pharmion retains the sole right to make pricing decisions regarding the Products in the Territory.

(j) Article VII is hereby amended and restated in its entirety to read as follows:

                                  "Article VII

                               BELGIUM AND FRANCE

         Section 7.1 CURRENT SALES IN BELGIUM AND FRANCE. Pharmion's subsidiary, Pharmion Developpement ("Developpement") currently sells in Belgium and France a formulation of Thalidomide produced by and purchased from its former affiliate Laphal Industrie ("Industrie"). Such purchases and sales have been made pursuant to previously agreed upon concessions from CUK to Pharmion set out in Amendment No. 1.

         Section 7.2 COMMERCIALLY REASONABLE EFFORTS. Pharmion shall continue to use commercially reasonable efforts (i) to cause the existing ATU (AUTORISATION TEMPORAIRE D'UTILISATION), as well as any other temporary, specials or named-patient authorizations pursuant to which Developpement sells Thalidomide purchased from Industrie in Belgium and France to be amended to provide for the substitution of a Thalidomide formulation produced by CUK (preferably the Celgene Product, but otherwise the CUK Product) for the formulation being produced by Industrie, and (ii) consistent with regulatory constraints, to cause such amendments to be effective as early as possible, consistent with Pharmion's non-terminable obligations under the supply contract between Pharmion and Industrie.

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         Section 7.3 PURCHASES FROM INDUSTRIE. Until the earlier of (a) the effectiveness of the amendments described in Section 7.2 above, and (b) the Approval Date with respect to Belgium and France, and notwithstanding the contrary provisions of Sections 3.1 and 5.1 of this Agreement, Developpement shall have the right to continue to purchase its requirements of Thalidomide from Industrie and to distribute Thalidomide under Developpement's ATUs and other temporary, specials or named-patient authorizations (collectively, "Special Authorizations") in Belgium and France. From and after the earlier of such dates, Pharmion shall cause Developpement to sell only Products originally sourced from CUK.

         Section 7.4 PAYMENTS. In respect of sales of Thalidomide by Developpement in Belgium and France:

         (a) THALIDOMIDE PURCHASED FROM INDUSTRIE. In consideration of (i) the concession from CUK to allow Pharmion to continue to utilize Thalidomide purchased from Industrie and (ii) to induce CUK to maintain an adequate manufacturing capacity to permit the shift contemplated by Section 7.2, Pharmion shall pay to CUK the following amounts in respect of Net Sales of Thalidomide by Developpement in Belgium and France until the earlier of (x) the effectiveness of the amendments described in Section 7.2 and (y) the Approval Date with respect to Belgium and France: as to all Net Sales in Belgium or France for Thalidomide, Pharmion shall pay to CUK the Contract Purchase Price in a manner consistent with Section 6.1; provided, that, for purposes of computing the Contract Purchase Price and the Initial Invoice Price applicable to this Section 7.4(a), the relevant fully allocated cost of product sold shall be the lesser of (A) Developpement's purchase price of product sold for the quarter, or (B) one hundred twenty percent (120%) of the equivalent cost of units sold during the quarter as if such units had been purchased from CUK, and "Territory" shall mean Belgium and France.

         (b) THALIDOMIDE PURCHASED FROM CUK. During the period commencing on the effectiveness of the amendments described in Section
                  7.2 and ending on the Approval Date, Pharmion shall pay to CUK in respect of Net Sales the Contract Purchase Price in a manner consistent with Section 6.1."

(k) The notice address for Pharmion Corporation contained in Section 15.9 shall be replaced with the following:

                  Pharmion Corporation
                  2525 28th Street
                  Boulder, CO  80301
                  Attention: Chief Executive Officer
                  Fax No.: (720) 564-9191

         6. ADDITIONAL PROVISIONS. Pharmion and CUK each hereby agree to negotiate in good faith a further amendment to the Supply Agreement that will provide a greater level of

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detail with regard to a number of manufacturing, production, capacity and scheduling issues, including (a) Pharmion's desire to incorporate the following contractual commitments into the Agreement: (i) a formal recognition by CUK of the applicable manufacturing standards (including, but not limited to, ICH, EC Directives and cGMP) for Products sold in the Territory; (ii) an obligation on the part of CUK to make available a minimum manufacturing capacity for production of Products under the Agreement, as well as provisions dealing with reasonable allocations among customers of CUK in the event of shortages of supply; (iii) a formalization of standards for a minimum remaining shelf life of the Products at the time of delivery to Pharmion; (iv) a requirement on the part of CUK to maintain a mutually agreed upon level of safety stock of the active pharmaceutical ingredient, raw materials and components; (v) a process by which CUK will accept Pharmion purchase orders; (vi) a requirement on the part of CUK to notify Pharmion of the manufacturing and delivery schedule; (vii) an expansion of Pharmion's right to secure a second source of thalidomide in the event of a failure by CUK to supply Products; (viii) clarifications to the procedures for implementing changes to the manufacturing process and allocation of costs for required and discretionary changes to such process; (ix) responsibility for environmental, safety and health aspects of manufacturing thalidomide and (x) obligations of CUK to perform additional services, such as stability testing programs, management of sample retention and package design; and (b) CUK's desire to incorporate the following contractual commitments into the Agreement: (i) the sourcing of Product by CUK from one or more manufacturers other than PPSL, and (ii) to the extent permitted by applicable law, a requirement of Pharmion to safeguard that Product supplied to it by CUK or Industrie is not distributed in the United States, Canada, Mexico, Japan or any of the provinces of China other than Hong Kong. Notwithstanding the preceding sentence, Pharmion acknowledges that CUK procures the supply of Products from an unaffiliated entity, PPSL, pursuant to the terms of a Technical Services Agreement dated October 21, 2004 between CUK and PPSL (the "TSA") and that the negotiation of the foregoing contractual commitments are subject to the rights and obligations of CUK as provided in the TSA. It is the intention of the parties that such further amendment be entered into no later than six (6) months from the date hereof.

         7. UNMODIFIED PROVISIONS. Except as expressly modified by this Amendment and Amendment No. 1, all terms and conditions of the Supply Agreement shall remain in full force and effect.

         8. GOVERNING LAW; CHOICE OF FORUM. The parties agree that this Agreement shall be governed by and construed in accordance with the laws of England and Wales.

         9. CAPTIONS. All captions herein are for convenience only and shall not be interpreted as having any substantive meaning.

                            [Signature page follows.]

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         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their authorized representatives, in duplicate on the dates written herein below.

Pharmion GmbH                               Celgene UK Manufacturing II, Limited

By Patrick J. Mahaffy                       By Sol J. Barer
   ---------------------------------           ---------------------------------

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